Exhibit 5.11

CONSENT OF PETER MEHRFERT

The undersigned hereby consents to the use of the undersigned’s name and information derived from the Technical Report titled “Eskay Creek Project NI 43-101 Technical Report and Feasibility Study Report British Columbia, Canada” dated September 14, 2022, which is included in, or incorporated by reference into, the Registration Statement on Form F-10, being filed with the United States Securities and Exchange Commission and any amendments and exhibits thereto, of Skeena Resources Limited.

/s/ Peter Mehrfert
Name: Peter Mehrfert, P.Eng. Title: Principal Process Engineer Ausenco Engineering Canada Inc.
Date: January 31, 2023